MASTER AGREEMENT FOR LICENSE

        THIS MASTER AGREEMENT FOR LICENSE ("Agreement") is made and entered into as of January 30, 2005 (the "Effective Date") by and between Broadband Wireless International Corporation, a Nevada corporation ("BBAN") having offices at 82090 W. Sahara, # 270, Las Vegas, Nevada 89117, U.S.A and WorldVuer, Inc., a Nevada corporation ("Provider") having offices at 6215 West 10220 North, Highland, Utah 84003.

PURPOSE

  BBAN has expertise in Internet based marketing concepts, celebrity access to enhance the market reach of any product and a history of Broadband wireless communication.

  Provider has expertise in design and development services for Internet applications and standalone software development.

  Provider has developed a bundled Visual Communications Subscriber Line platform and service model to deliver interactive visual communications, trade and commerce services via video and/or voice data over a dedicated Virtual Broadband Network (VBN).

  BBAN desires Provider to license on a non-exclusive basis its Visual Communication Subscriber Lines (VCSL) model and distributive architecture to BBAN.

  BBAN desires Provider to license on a non-exclusive basis its Virtual Broadband Network Operator (VBNO) service model, architecture, and plan to BBAN.

AGREEMENT

        NOW THEREFORE, in consideration of the mutual covenants contained herein, the above described "purposes", and for other goof and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.    Definitions.

In this Agreement, the following words and expressions shall have the following meanings:

1.1 "Confidential Information" means any information written, transmitted or otherwise disclosed by any medium, by one party to the other under this Agreement that is marked or otherwise designated as confidential or which under the circumstances surrounding disclosure ought to be treated as confidential. Confidential Information shall not include any information that: (a) is or becomes a part of the public domain through no act or omission or breach of this Agreement by either party hereto; (b) was in Provider's lawful possession prior to the disclosure, as shown by its written records, and had not been obtained by Provider either directly or indirectly from BBAN.

1.2 "Deliverables" means the specific materials, devices, products or other deliverables that are provided by the provider to BBAN as a result of performing the Services and which are specified in this Agreement and its Exhibits.

1.3 "Individual Project Agreement" ("IPA") means the task or project specific agreement executed between the parties that defines the Services, IPR that are to be the subject of the License hereunder, including the related Statement of Work, deliverables, schedule. And acceptance criteria, as well as payment amount, terms and schedule, and all other terms that are specifically related only to that particular task or project in substantially the same form as Exhibit A attached hereto.

1.4 "Intellectual Property Rights" ("IPR") shall mean, with respect to any technology, (i) all right, title and interest in an to any patent, letters patent, industrial model, design patent, petty patent, patent of importation, utility model, certificate of invention, and/or other indicia or inventorship and/or invention ownership, and any application for any of the foregoing, and including any such rights granted upon reissue, division, continuation, or continuation-in-part applications now or hereafter filed, related to any such application; (ii) all right, title and interest in and to all trade secret rights arising under the common law, state law, federal law or the laws of any foreign country; (iii) all right, title and interest in and to all semiconductor mask work rights, trademarks, and service marks; (iv) all copyright rights and all other literary property and/or other rights of authorship; and (v) all right, title, and interest in and to all know-how and show-how, in each case, with respect to the subject technology.

1.5 "Payment Schedule" means the schedule of payment(s) set forth in each IPA with respect to the provision of the Services.

1.6 "Project Schedule" means the timetable relating to the performance of the Services set forth in each IPA.

1.7 "Services" means the services described in the Statement of Work attached to each IPA.

1.8 "Statement of Work" means the description of the Services, Deliverables, and Project/Payment Schedules to be provided under this Agreement and shall be attached to the related IPA.

Section 2.     Statement of License.

2.1 Description of License. During the Term of this Agreement and any renewals thereof, Provider shall, non-exclusively, license to BBAN its Visual Communication Subscriber Line concept and related technologies, which are bundled Visual Communication Subscriber Line platform and service model to deliver interactive visual communications, trade and commerce services via video and/or voice and data over a dedicated Virtual Broadband Network (VBN).

2.2 Performance. Provider shall at all times provide a sufficient number of qualified and skilled personnel to perform the Services necessary to maintain the product quality of the VCSL. Unless otherwise specified in writing, Provider shall provide all necessary equipment, tools and other material, at Provider's own expense, necessary to complete the technology and maintain its quality of market.

Section 3. Compensation.

3.1 Payment. BBAN shall transfer to Provider Sixty Million (60,000,000) shares of its free trading stock, in addition, pay Provider a fifteen percent (15%) annual royalty on the net revenues generated, payable Quarterly. In addition, any amounts which are in accordance with the Payment Schedule as provided in the applicable IPA. Unless expressly provided for in the applicable IPA, Provider assumes the risk of all other costs and expenses.

3.2 Invoices. Each invoice for Services, Deliverables, or reimbursable expenses shall be supported by (a) an itemized description of Service/Deliverable/or expense(s) claimed and (b) attached receipts, when such receipts are reasonably available. Invoices shall reference the applicable Purchase Order, or in the absence of a Purchase Order, the Agreement Number set forth above. With the exception of the Quarterly Royalty Payment set for the in section 3.1 above, which will be paid to Provider by regular payment shall be made upon receipt of invoice by BBAN. Invoices and support documentation should be remitted to:

Broadband Wireless International Corporation

Attention: Accounts Payable Department

C/o Michael Moore

3.3 Records. Provider and BBAN shall keep accurate records of the time spent and work done and all charges, including expenses, in the performance of Services hereunder. BBAN shall maintain books, documents, papers and records or Provider involving the License and render such records to Provider at the request of Provider.

Section 4. Relationship Between the Parties.

4.1 Status. Provider's relationship with BBAN will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Provider is not an agent of BBAN and is not authorized to make any representation, contract, or commitment on behalf of BBAN. Providers will not be entitled to any of the benefits that BBAN may make available to its employees, such as group insurance, profit sharing or retirement benefits. Provider will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Provider's performance of Services and receipt of payments under this Agreement.

4.2 Non-Exclusive Relationship. Subject to Provider's strict, continuing compliance with the Terms and conditions of this Agreement, including without limitation, the confidentiality provisions stated herein, nothing in this Agreement shall restrict or limit Provider from rendering services to any other entity in any industry.

4.3 Solicitation of Employment. Both parties agree not to directly or actively recruit, divert or solicit the employment of either party's employees during the Term of this Agreement and any renewals thereof and for a period of twelve months thereafter.

Section 5.    Confidential Information.

Both parties hereto agree, for the Term of this Agreement and any renewals thereof and two years after its expiration or termination, not to disclose Confidential Information to any third parties and will disclose Confidential Information only to their employees and contractors with a need to know Confidential Information and whom have the obligations of confidentiality not to use Confidential Information for any purpose except as expressly permitted hereunder. The foregoing prohibition on disclosure of Confidential Information shall not apply to the extent certain Confidential Information is required to be disclosed by Provider or BBAN as a matter of law or by order of a court.

By way of illustration, but not limitation, "Confidential Information" may include tangible or oral disclosures relating to: (a) Intellectual Property and Newly Developed Intellectual Property (each as defined below); (b) information regarding Provider's or BBAN's plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (c) information regarding the skills and compensation of other employees of either party hereto; and (d) the Services.

Section 6.    Intellectual Property.

6.1 Prior Intellectual Property. Title to and ownership of Intellectual Property owned, made, conceived or reduced to practice by each party prior to the Effective Date of this Agreement ("Prior Intellectual Property") or Intellectual Property developed by a party outside the scope of this Agreement during its Term shall not be affected or changed by this Agreement, and such title and ownership rights shall survive any termination of this Agreement.

6.2 Newly Developed Intellectual Property. BBAN acknowledges that all prior and Newly Developed Intellectual Property shall remain the sole and exclusive property of the Provider.

6.3 Assignments and Grants.

6.3.1 Assistance. Provider will reasonably assist BBAN in obtaining, and from time to time enforcing United States IPR to the licensed IPR within this agreement. To that end, Provider shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as BBAN may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such licensed IPR. In addition, Provider shall execute, verify and deliver necessary documentation of License or such IPR to BBAN as is customary in the industry. Provider's obligation to assist BBAN with respect to the Licensed IPR shall continue beyond the termination of this Agreement, but BBAN shall compensate Provider at a reasonable rate after such termination for the time actually spent by Provider at BBAN's request on such assistance.

6.3.2 Indemnification for Infringement. BBAN shall indemnify, defend and hold harmless Provider and any of Provider's officers, directors, employees, advisors, Providers, investors or affiliates from and against any and all damages incurred by or asserted against any Provider Indemnity of whatever kind or nature, because of a third party claim that the Deliverables provided or the performance of Services hereunder infringes any patent or other intellectual property rights of any third party ("Third Party Claim") or violates existing law. Provider shall promptly notify BBAN's cost and expenses to defend against such Third Party Claim and to control the defense and disposition (including, without limitation, all decisions to litigate, settle or appeal) of such Third Party Claim and shall cooperate in the defense thereof. Provider may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of BBAN and will cooperate with BBAN and its insurer in the disposition of any such matter. In the event that the Deliverables or Services or the performance thereof are held to infringe any right of any party covered by the foregoing indemnity. BBAN shall be entitled to (i) obtain for Provider a license to such right, or (ii) submit a proposal to Provider to modify the Deliverables or Services and/or the performance thereof so that they no longer infringe.

Section 7.    Provider's Representations and Warranties.

Provider hereby represents and warrants that: (a) Provider has the experience, qualifications and skills necessary to perform Services under this Agreement in a competent and professional manner; (b) the Newly Developed Intellectual Property will be an original work of Provider and any third parties with rights will have executed the necessary assignment of such rights as is reasonable in the industry; (c) Provider has full right and power to enter into and perform this License Agreement without the consent of any third party; (d) Provider will take all reasonably necessary precautions to prevent injury to any persons (including employees of BBAN) or damage to property (including BBAN's property) during the Term of this Agreement; (e) should BBAN permit Provider to use any of BBAN's equipment, tools, or facilities during the term of this Agreement, such permission shall be gratuitous; (f) Provider shall comply with all applicable state, federal and local laws, and executive orders and regulations in the performance of Services under this Agreement and shall notify BBAN immediately if Provider's work for BBAN becomes the subject of a government audit or investigation; (g) Both parties hereto shall not, without the prior written consent of the other, in any manner advertise or publish the fact that they have entered into this agreement with the other; and (h) that the Services and Deliverables will meet the specifications in the applicable IPA.

Section 8. Indemnification: Insurance.

8.1 Indemnification. Both parties hereto will indemnify the other party, its officers, directors, employees, sub licenses, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorney's fees and court costs) arising out of negligent acts or omissions of either party under this Agreement, including any and all claims arising out of injury, disability or death of any of the other parties employees or agents.

8.2 Insurance. Both parties hereto shall carry Comprehensive General Liability Insurance if applicable, and Worker's Compensation Insurance as required by law. The Comprehensive General Liability Insurance policy, including premises liability, completed operations/products if applicable and contractual liability should be for not less than $1,000,000 in the aggregate.

Section 9.    Limitations of Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CLAIM FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFIT, REVENUE OR USE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE. THE FOREGOING LIMITATION OF LIABILITY AND EXCLUSION OF CERTAIN DAMAGES SHALL APPLY REGARDLESS OF THE SUCCESS OR EFFECTIVENESS OF ANY REMEDIES.

Section 10.    Term and Termination.

10.1 Term. This Agreement shall commence on the effective Date and shall continue for five years (the "Term") unless earlier terminated as provided below. This Agreement may be extended for successive one (1) year periods upon the mutual written agreement of the parties, based upon the performance by the parties hereto.

10.2 Termination Without Cause. In the event BBAN terminates all or any part of this Agreement at any time without cause, BBAN shall provide thirty (30) days written notice and Provider shall be entitled to its costs already incurred in the performance of the Services. Any termination claim by Provider must be submitted within thirty (30) days after the effective date of termination. The provisions of this subparagraph shall not limit or affect the rights of either party to terminate this Agreement for cause and shall not apply to a termination for cause.

10.3 Termination With Cause. Should either party hereto, without contributing fault of the other party, fail to make any payment, delivery or perform the required Services in accordance with the agreed upon payment terms, delivery date or schedule or otherwise fail to make progress so as to endanger performance of this Agreement, either party shall have ten (10) days to respond to said failure or breach. If the defaulting party should fail to respond within (10) days of such written notice, or otherwise fail to provide reasonable cause as to why this Agreement should not be terminated, either party hereto may immediately terminate this Agreement upon written notification to the other.

10.4 Consequences of Termination. Upon termination for Cause of this Agreement, the party found to be in breach will be reasonable to the other non-breaching party for all costs and expenses, including a reasonable attorney's fees, incurred by such party due to the breach of the other party. In addition, BBAN will immediately cease from using any of the licensed IPR hereunder, and Provider with be entitled to collect any amounts that are found to be due and owing for serviced rendered hereunder. Further, both partied hereto will immediately deliver to the other all documentation, tangible material and anything else embodying Confidential Information which they have in their possession belonging to the other party.

Section 11.    General.

11.1 Law. This Agreement shall be governed by and construed in accordance with the laws of Utah without regard to its choice or conflict of laws provisions. BBAN hereby consents to jurisdiction and venue in the state of and federal courts sitting the State of Utah. The parties agree that this Agreement was negotiated in Utah, and that performance of this Agreement will primarily be in Highland, Utah.

11.2 Entire Agreement. This Agreement and the Exhibits attached hereto contain the full and complete understanding and agreement between the parties relating to the subject matter hereof and supersede all prior and contemporary understandings and agreements, whether oral or written, relating to such subject matter. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by both parties.

11.3 Notice. Any and all notices permitted or required to be given hereunder shall be deemed duly given: (i) upon actual delivery, if delivery is by hand; (ii) upon the third business day after delivery into the United States mail if the postage is properly prepaid and delivery is by first class, registered, or certified (return receipt requested) mail; (iii) upon receipt if by facsimile transmission with receipt confirmed; or (iv) upon delivery if by overnight courier. Each such notice shall be sent to the respective parties may designate.

If to BBAN:

Broadband Wireless International Corporation

8290 West Sahara Blvd., Suite #270

Las Vegas, Nevada, 89117

Fax: (702) 869-6126

If to the Provider:

WorldVuer, Inc.

6215 West 10220 North

Highland, Utah 84003

Fax: (801) 763-7350

11.4 Assignment. This Agreement may not be assigned, in whole or in part, by either party of this agreement. Any attempted assignment or delegation without such consent, except, as expressly set forth herein, will be void. Subject to the foregoing, this Agreement shall be binding upon shall inure to the benefit of each party hereto and its respective successors and assigns.

11.5 Business Dispute: Attorneys' Fees. If any claim or controversy arises out of, or relates to, this Agreement, the parties shall make a good faith attempt to resolve the matter through their management. The managers having cognizance of the subject matter of the Agreement for the party shall first meet and make a good faith attempt to resolve such controversy by mediation in accordance with the rules of the American Arbitration Association. Nothing herein however shall prohibit either party from seeking judicial relief if such party would be substantially prejudiced by a failure by the other party to act during such time that such good faith efforts are being made to resolve the claim or controversy.

11.6 Independent Contractor Status. It is agreed that each of the parties hereto shall be Independent Contractors and that this Agreement does not constitute or create a joint venture or agency between the parties hereto, nor shall either of the parties hold itself out as such contrary to the terms hereof by advertising or otherwise, nor shall either party be bound or become liable because of any representation, action or omission of the other party.

11.7 Waiver. The failure of either party to enforce, at any time or for any period of time, the provisions hereof, or the failure of either party to exercise any option herein shall not be construed as a waiver or such provision or option and shall in no way affect that party's right to enforce such provisions or exercise such option. No waiver of any provision hereof shall be deemed effective unless in writing and signed by the party to be charged therewith and no such waiver shall be deemed a waiver of any succeeding breach of the same or any other provision of this Agreement.

11.8 Severability. In the event any provision of this Agreement us determined to be invalid or unenforceable by ruling of an appropriate court of competent jurisdiction, the remainder of this Agreement (and each of the remaining terms and conditions contained herein) shall remain in full force and effect.

11.9 Captions. Paragraph titles or captions contained herein are inserted only as a matter of convenience and for reference.

11.10 Drafter. No party will be deemed the drafter of this Agreement, both parties acknowledge that they had sufficient time to have this Agreement reviewed by counsel and this Agreement will be deemed to have been jointly prepared by the parties. If this Agreement is ever construed, whether by a court or arbitrator, such court or arbitrator will not construe this Agreement, or any provision hereof, against any party as drafter.

11.11 Exhibits. The following exhibits are incorporated herein by this reference as if fully set forth herein.

Exhibit A FORM OF INDIVIDUAL PROJECT AGREEMENT

11.12 Counterparts. This Agreement may be executed in one or more counterparts and by exchange of signed counterparts transmitted by facsimile, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same original instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Master Agreement for License as of the Effective Date above.

BBAN Provider

Broadband Wireless Int'l Corp. World Vuer, Inc.

/s/Michael Williams                                                                                                                   /s/ Kenneth Andam

By: Michael Williams                                                                                                                 By: Kenneth Andam

Its: Chairman, VP                                                                                                                      Its: Chairman & CEO